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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                     JEROME B. YORK AND MACKEY J. MCDONALD
                            BECOME DIRECTORS OF TYCO

                APPOINTMENTS FOLLOW RESIGNATIONS OF LORD MICHAEL
                          ASHCROFT AND JAMES S. PASMAN

    PEMBROKE, Bermuda--November 18, 2002--Tyco International Ltd. (NYSE:TYC,
BSX: TYC, LSE: TYI) announced today that Jerome York, Chairman, President and CEO of Micro Warehouse, Inc., and Mackey J. McDonald, Chairman, President and CEO of VF Corporation, have been appointed to the Board of Directors. Mr. York will fill the seat vacated by Lord Michael Ashcroft and Mr. McDonald will serve in place of James S. Pasman, Jr.

    Lord Ashcroft and Mr. Pasman, who recently submitted letters of resignation to Tyco Chairman and Chief Executive Officer Ed Breen, are the first Tyco directors to resign following the Board's unanimous decision not to nominate or support for re-election at the company's 2003 annual meeting any of the nine current Directors who were members of the Board prior to July of this year.

    Tyco Chairman and Chief Executive Officer Ed Breen said: "With these recent additions to the Board, Tyco is well on its way toward the creation of a new Board of Directors that will complement our new management team. I would like to thank Michael Ashcroft and James Pasman for their many years of service to Tyco and its predecessor companies. I appreciate their role in advancing our efforts to speed the transition to the appointment of a new Board."

    Mr. Breen continued, "Jerry York and Mackey McDonald are highly respected and experienced business leaders, and I look forward to working closely with them to set the strategic vision for this company. They will play an important role in helping the Board restore the confidence of Tyco shareholders, investors, customers and the capital markets, and in building on the many strengths of this business."

    Lord Ashcroft said, "After 18 years of service on the Board, it was time for me to move on and allow the company's new management team to do its job. I am pleased that the Board agreed with my suggestion of appointing as advisors to the Board two current directors. I have, however, told the Board that I do not wish to serve in this capacity because there are others more suitable than I for this role. Looking ahead, I wish the company well in successfully meeting the challenges of rebuilding Tyco."

    Mr. Pasman said, "I believe that a new Board will help propel Tyco to the levels of operating performance, shareholder value and investor confidence that the company deserves. Even though I am leaving my position as director, I will always remain a staunch supporter of this business and the people of Tyco."

    Mr. York said, "This is a great time to be joining the Tyco Board. Tyco has solid businesses and the potential for significant growth. I am excited about working with Ed Breen and the rest of the new Board to establish the highest standards of corporate governance, to articulate Tyco's business strategy going forward and to develop long term plans to leverage the company's operational and market advantages."

    Mr. McDonald said, "The directorship is an important responsibility at this juncture in the company's history, and I look forward to participating in the work ahead to enhance Tyco's reputation as a leader in business and in business ethics. Tyco's new Board faces a challenge and a rare opportunity to take the rigorous steps that will set a positive benchmark for corporate culture across the nation."

    The nominations of Messrs. York and McDonald to the Tyco Board were previously announced on September 12, 2002. In addition to Messrs.York and McDonald, recently elected directors include Mr. Breen and Lead Director Jack Krol. In total, four other nominees have been selected by the
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Board. These four nominees will join the Board when there are additional resignations from existing directors, and they will stand for election to the Board at the Company's next annual meeting.

ABOUT JEROME YORK

    Mr. York is the Chairman, President and CEO of Micro Warehouse, Inc., a reseller of computer products through catalogs, the Internet, and telemarketers. Micro Warehouse offers more than 30,000 items and distributes more than 75 million catalogs worldwide each year. Before Mr. York joined Micro Warehouse he was the Vice Chairman of Tracinda Corporation from 1995 to 1999, Chief Financial Officer of IBM Corporation from 1993 to 1995 and held various positions at Chrysler Corporation from 1979 to 1993. Mr. York graduated with a B.S. degree from the United States Military Academy, and received an M.S. from the Massachusetts Institute of Technology and an M.B.A. from the University of Michigan.

ABOUT MACKEY MCDONALD

    Mr. McDonald serves as the Chairman, President and CEO of VF Corporation, a designer, manufacturer and marketer of jeanswear, intimate apparel, playwear, workwear and daypacks. VF has a number of principal brands including Lee, Wrangler, Riders, Rustler, Vanity Fair, Bestform, Lily of France, Healthtex, Jansport and The North Face. Mr. McDonald began his tenure at VF Corporation in 1982 and was named Chairman, President and CEO in 1998. He also was a Director, Operations at Hanes Corporation. Mr. McDonald graduated from Davidson College and received his M.B.A. in Marketing from Georgia State University.

ABOUT TYCO INTERNATIONAL LTD.

    Tyco International Ltd. is a diversified manufacturing and service company. Tyco is the world's largest manufacturer and servicer of electrical and electronic components; the world's largest designer, manufacturer, installer and servicer of undersea telecommunications systems; the world's largest manufacturer, installer and provider of fire protection systems and electronic security services and the world's largest manufacturer of specialty valves. Tyco also holds strong leadership positions in medical device products, and plastics and adhesives. Tyco operates in more than 100 countries and had fiscal 2002 revenues from continuing operations of approximately $36 billion.

FORWARD LOOKING STATEMENTS

    This release may contain certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: future financial condition and operating results. Economic, business, competitive and/or regulatory factors affecting Tyco's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements.

    More detailed information about these and other factors is set forth in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2001, and in Tyco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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Contact:  Gary Holmes (Media)
       212-424-1314
       Kathy Manning (Investors)
       603-778-9700